                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       GILEAD SCIENCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             GILEAD SCIENCES, INC.
                               333 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 13, 1997

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 13, 1997 at 10:00 a.m., local time, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on March 31, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [FACSIMILE SIGNATURE]
                                          Mark L. Perry
                                          SECRETARY

Foster City, California
April 3, 1997

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             GILEAD SCIENCES, INC.
                               333 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404
                                PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Gilead Sciences, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 1997 at 10:00 a.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Annual Meeting will be held on such date at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

    The Company intends to mail this Proxy Statement and the accompanying proxy card on or about April 10, 1997 to all stockholders entitled to vote at the Annual Meeting.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than November 15, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on March 31, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 1997 the Company had outstanding and entitled to vote 29,031,249 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a particular matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 333 Lakeside Drive, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are seven nominees for the seven Board positions presently authorized by resolution of the Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company. Messrs. Davignon, Denny, Moore, Riordan, Rumsfeld and Shultz were elected by the stockholders. Dr. Martin was appointed by the Board effective as of April 24, 1996.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present and in person or represented by proxy and entitled to vote on the proposal at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees in alphabetical order and certain information about them are set forth below:

                    NAME                           AGE           POSITION WITH THE COMPANY/PRINCIPAL OCCUPATION
---------------------------------------------      ---      --------------------------------------------------------
Etienne F. Davignon                                    64   Chairman, Societe Generale de Belgique
James M. Denny, Sr.(1)(2)                              64   Managing Director, William Blair Capital Partners
John C. Martin                                         45   President and Chief Executive Officer
Gordon E. Moore(1)(2)                                  68   Chairman, Intel Corporation
Michael L. Riordan                                     39   Founder and Director
Donald H. Rumsfeld(1)(2)                               64   Chairman of the Board of Directors
George P. Shultz(2)                                    76   Distinguished Fellow, Hoover Institution,
                                                              Stanford University

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    Mr. Davignon joined Gilead's Board of Directors in September 1990. He has served as the Chairman of Societe Generale de Belgique, a diversified financial and industrial company, since 1985. Mr. Davignon served as the European Community's Commissioner for Industry and International Markets from 1977 to 1981, and as the EC's Vice President for Research, Industry and Energy Policies from 1981 to 1984. Mr. Davignon is a director of SOLVAY S.A., Compagnie de Suez, Minorco S.A. and a number of other European companies.

    Mr. Denny joined Gilead's Board of Directors in January 1996. Mr. Denny is a Managing Director of William Blair Capital Partners V, a private equity fund. Mr. Denny is a retired Vice Chairman of Sears, Roebuck & Co. As Vice Chairman, he had responsibility for Allstate Insurance Corporation, Coldwell Banker Real Estate Group and the corporate financial organization. Previously, he served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., as well as Chairman of Pearle Health Services, Inc., a Searle-affiliated company. He is a director of Allstate Corporation and GATX Corporation, and is the Chairman of Northwestern Memorial Hospital.

    Dr. Martin is the Company's President and Chief Executive Officer. Dr. Martin joined the Company in October 1990 as Vice President for Research and Development, was appointed Chief Operating Officer in October 1995, and was appointed President and Chief Executive Officer and elected to the Board of Directors in April 1996. From 1984 to 1990 he was employed at Bristol-Myers Squibb, a pharmaceutical company, where he was Director of Antiviral Chemistry. Dr. Martin was employed at Syntex Corporation, a pharmaceutical company, from 1978 to 1984. Dr. Martin is the co-inventor of ganciclovir, a pharmaceutical now used for treatment of cytomegalovirus infection. In 1990, he received the Isbell Award of the American Chemical Society for his applications of carbohydrate chemistry to the design of medicinally active nucleosides and nucleotides. Dr. Martin received his Ph.D. in organic chemistry from the University of Chicago.

    Dr. Moore joined Gilead's Board of Directors in January 1996, and served as a member of the Company's Business Advisory Board from July 1991 until January 1996. Dr. Moore is a co-founder and Chairman of Intel Corporation, where he previously served as President and Chief Executive Officer. He also served as Director of Research and Development for the Fairchild Semiconductor Division of Fairchild Camera and Instrument Corporation. Dr. Moore is a director of Varian Associates and Transamerica Corporation and is Chairman of the Board of Trustees at the California Institute of Technology. He received the National Medal of Technology in 1990.

    Dr. Riordan founded the Company in June 1987. He was the Company's President and Chief Executive Officer from its inception through April 1996 and has served as Chairman of the Board from July 1993 until January 1997. Dr. Riordan received his M.D. from the Johns Hopkins University School of Medicine and his M.B.A. from the Harvard University Graduate School of Business Administration.

    Mr. Rumsfeld joined Gilead's Board of Directors in July 1988 and was elected Chairman of the Board in January 1997. Mr. Rumsfeld has been in private business since August 1993. From October 1990 to August 1993, Mr. Rumsfeld served as Chairman and CEO of General Instrument Corporation. Previously, he had served as Chairman and CEO of G.D. Searle. Mr. Rumsfeld is currently a member of the Boards of ABB AB, Gulfstream Aerospace Corp., Kellogg Company, Metricom, Inc., Sears, Roebuck & Co., and Tribune Company. From 1962 to 1977, Mr. Rumsfeld served in a variety of U.S. Government posts, including U.S. Congressman, Ambassador to NATO, White House Chief of Staff, Presidential Envoy to the Middle East, and Secretary of Defense.

    Dr. Shultz joined Gilead's Board of Directors in January 1996. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of the Bechtel Group, Inc., AirTouch Communications and Gulfstream Aerospace Corporation. Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury. Previously, he served as Dean of the Graduate School of Business at the University of Chicago and as President of the Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Medal of Freedom, the nation's highest civilian honor.

BOARD COMMITTEES AND MEETINGS

    During 1996 the Board of Directors held four meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls. The Audit Committee, which during 1996 was composed of Messrs. Denny, Moore, Rumsfeld and Shultz, met one time during such period.

    The Compensation Committee makes recommendations and, with respect to executive officers, determinations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which during 1996 was composed of Messrs. Denny, Moore and Rumsfeld, met two times during such period.

    During 1996, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

EXECUTIVE OFFICERS

    The names of the Company's executive officers who are not also directors of the Company and certain information about each of them are set forth below:

    Howard S. Jaffe, age 39, is the Company's Senior Vice President for Drug Development. Dr. Jaffe joined the Company in December 1991 as Vice President, Clinical Affairs, and was named Vice President and Chief Medical Officer in March 1995. In July 1996 he became Senior Vice President for Drug Development. From 1986 until joining the Company, he was employed by Genentech, Inc., a biotechnology company, most recently as Director of Clinical Research and Cytokine Project Team Leader. Dr. Jaffe received his M.D. from the Yale University School of Medicine and performed his residency and fellowship training at the University of California, San Francisco (U.C.S.F.). Dr. Jaffe is an assistant clinical professor and attending physician at U.C.S.F.

    Mark L. Perry, age 41, joined the Company in July 1994 as its Vice President and General Counsel and also was appointed Chief Financial Officer in May 1996. He has served as Secretary since May 1994. From 1981 to 1994, Mr. Perry was with Cooley Godward Castro Huddleson & Tatum in San Francisco and Palo Alto, California. Cooley Godward serves as the Company's primary outside counsel. Mr. Perry was an associate with Cooley Godward from 1981 to 1987, and a partner from 1987 to 1994. Mr. Perry received his J.D. from the University of California, Davis and is a member of the California bar.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 1997 by: (i) each current director and nominee for director; (ii) each Named Executive Officer (as defined below); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                            BENEFICIAL OWNERSHIP(1)
                                                                                            -----------------------
                                                                                            NUMBER OF   PERCENT OF
BENEFICIAL OWNER                                                                              SHARES       TOTAL
------------------------------------------------------------------------------------------  ----------  -----------
The Capital Group Companies, Inc.(2)......................................................   3,558,000       12.3%
333 South Hope Street
Los Angeles, CA 90071

Putnam Investments, Inc.(3)...............................................................   3,504,196       12.1%
One Post Office Square
Boston, MA 02109

Michael L. Riordan(4).....................................................................     766,026        2.6%

John C. Martin(5).........................................................................     282,016       *

Donald H. Rumsfeld(6).....................................................................     153,132       *

Howard S. Jaffe(7)........................................................................     104,908       *

Mark L. Perry(8)..........................................................................      43,884       *

Etienne F. Davignon(9)....................................................................      39,830       *

James M. Denny, Sr.(10)...................................................................      35,225       *

Gordon E. Moore(11).......................................................................      30,431       *

George P. Shultz(12)......................................................................      16,800       *

All executive officers and directors as a group (9 persons)(13)...........................   1,472,252        4.9%

------------------------

 *  Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC" or the "Commission"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,996,918 shares of the Company's Common Stock outstanding on February 28, 1997, adjusted as required by rules promulgated by the SEC.

(2) Based on a Schedule 13G filed with the Commission on February 12, 1997. The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that are considered "beneficial owners" in the aggregate of 3,558,000 shares of the Company's Common Stock. These investment companies, together with The Capital Group Companies, Inc., have sole voting power with respect to 1,456,100 shares.

(3) Based on a Schedule 13G filed with the Commission on January 27, 1997. Certain Putnam investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.), are considered "beneficial owners" in the aggregate of 3,504,196 shares of the

    Company's Common Stock, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients. These investment managers, together with Putnam Investments, Inc., have shared voting power with respect to 91,100 shares and shared dispositive power with respect to 3,504,196 shares.

(4) Includes 327,979 shares subject to stock options exercisable within 60 days.

(5) Includes 270,491 shares subject to stock options exercisable within 60 days.

(6) Includes 8,900 shares subject to stock options exercisable within 60 days.

(7) Includes 85,892 shares subject to stock options exercisable within 60 days. Dr. Jaffe was appointed as an executive officer of the Company in July 1996.

(8) Includes 42,000 shares subject to stock options exercisable within 60 days.

(9) Includes 39,830 shares subject to stock options exercisable within 60 days.

(10) Includes 19,998 shares held by a partnership in which Mr. Denny is a managing partner, as to which Mr. Denny disclaims beneficial ownership. Also includes 3,713 shares held by Mr. Denny's wife and 7,800 shares subject to stock options exercisable within 60 days.

(11) Includes 13,766 shares subject to stock options exercisable within 60 days.

(12) Includes 6,800 shares subject to stock options exercisable within 60 days.

(13) Includes 803,458 shares subject to stock options exercisable within 60 days. See notes (4) through (12) above.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Beginning in 1996, each Non-Employee Director of the Company receives a fee of $1,000 for each meeting attended. In the twelve months ended December 31, 1996, the total compensation paid to current Non-Employee Directors was $15,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

    Each Non-Employee Director of the Company also receives stock option grants under the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for non-discretionary grants of nonstatutory stock options to Non-Employee Directors of the Company, on an automatic basis pursuant to a pre-approved schedule. Options granted under the Directors' Plan are at prices not less than fair market value on the date of grant, become exercisable over a period of five years in equal quarterly installments at the rate of 5% per quarter and expire after ten years. Such vesting is conditioned upon continuous service as a Non-Employee Director of or consultant to the Company. The exercise price of options granted must be paid in cash or shares of Common Stock of the Company at the time the option is exercised.

    Each Non-Employee Director was granted as of January 2, 1996, or will be granted on the date he or she is first elected to be a Non-Employee Director, an option to purchase 25,000 shares of Common Stock of the Company (the "Initial Grant"). Thereafter, on each anniversary date of a Non-Employee Director's Initial Grant, such Non-Employee Director shall automatically be granted an option to purchase 5,000 shares of Common Stock of the Company (the "Annual Grant"). A Non-Employee Director who is also the Chairperson of the Board shall be granted an option to purchase an additional 20,000 shares of Common Stock of the Company at the time of his or her Initial Grant or later election as Chairperson, and an additional 4,000 shares of Common Stock of the Company at the time of his or her Annual Grant. Each Non-Employee Director who also serves on a standing committee of the Board shall automatically be granted an option to purchase an additional 1,000 shares of Common Stock of the Company at the time of his or her Initial Grant, and an additional 1,000 shares of Common Stock of the Company at the time of his or her Annual Grant, for each such committee. Each Non-Employee Director who serves on a standing committee and who is also the Chairperson of that committee shall automatically be granted an option to purchase an additional 2,000 shares of Common Stock of the Company at the time of his or her Annual Grant. No other options may be granted under the Director's Plan.

    During 1996, the Company granted options covering 137,000 shares (net of cancellations) to its current Non-Employee Directors, at a weighted average exercise price of $32.24 per share. Each option granted had an exercise price equal to fair market value on the date of grant. As of December 31, 1996, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows, for the year ended December 31, 1996, for the nine months ended December 31, 1995 and for the fiscal year ended March 31, 1995, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, its three other executive officers at December 31, 1996 and one other individual who served as an executive officer during 1996 (the "Named Executive Officers") (4)(6)(8):

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                                            ANNUAL COMPENSATION    -------------
                                                                          -----------------------   SECURITIES
                                                                            SALARY                  UNDERLYING
          NAME AND PRINCIPAL POSITION                 FISCAL YEAR(1)        ($)(2)      BONUS($)   OPTIONS(#)(3)
------------------------------------------------  ----------------------  -----------  ----------  -------------
Michael L. Riordan(4)                             December 31, 1996        $ 242,975   $  200,000       40,000
Chairman of the Board                             December 31, 1995        $ 214,650   $   50,000       40,000
                                                  March 31, 1995           $ 286,200   $   50,000       50,000

John C. Martin(5)                                 December 31, 1996        $ 298,333   $  110,000       75,000
President and Chief Executive Officer             December 31, 1995        $ 200,650   $   43,000       75,000
                                                  March 31, 1995           $ 257,600   $   43,000       40,000

Howard S. Jaffe(6)                                December 31, 1996        $ 250,417   $  100,000       65,000
Senior Vice President for Drug Development        December 31, 1995        $ 173,333   $   50,000       33,000
                                                  March 31, 1995           $ 199,500   $   30,000       65,000

Mark L. Perry                                     December 31, 1996        $ 238,000   $   60,000       20,000
Vice President, Chief Financial Officer and       December 31, 1995        $ 172,575   $   15,000       15,000
General Counsel                                   March 31, 1995(7)        $ 168,750   $   65,000       80,000

Michael F. Bigham(8)                              December 31, 1996        $ 129,005   $   75,000       --
Executive Vice President for Operations and       December 31, 1995        $ 181,725   $   38,000       35,000
Chief Financial Officer                           March 31, 1995           $ 230,700   $   38,000       25,000

------------------------

(1) In October 1995, the Company changed its fiscal year end from March 31 to December 31 effective with the nine months ended December 31, 1995. Data presented for the period ended December 31, 1995 includes only nine months of compensation.

(2) Includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's 401(k) employee savings and retirement plan. To date, the Company has not made any matching contributions under such plan.

(3) The Company has not granted any stock appreciation rights, has not made any long-term incentive plan awards and did not make any restricted stock grants to the Named Executive Officers during the periods covered.

(4) Dr. Riordan was the Company's President and Chief Executive Officer from its inception through April 1996 and served as Chairman of the Board of Directors from July 1993 until January 1997. Dr. Riordan continues to serve as a member of the Board of Directors, but is no longer an executive officer as of January 1, 1997.

(5) Dr. Martin was elected as President and Chief Executive Officer and a member of the Board of Directors in April 1996. Prior to that, Dr. Martin served as Chief Operating Officer.

(6) Dr. Jaffe was named Senior Vice President for Drug Development, an executive officer of the Company, in July 1996. Prior to that he served as Vice President and Chief Medical Officer.

(7) Includes a $50,000 sign-on bonus.

(8) Mr. Bigham resigned as Executive Vice President for Operations and Chief Financial Officer effective July 1, 1996, and is no longer an executive officer or an employee of the Company.

STOCK OPTION GRANTS AND EXERCISES

    As of February 28, 1997 options to purchase a total of 3,799,230 shares of Common Stock had been granted and remained outstanding under the 1991 Stock Option Plan (the "1991 Plan"), and options to purchase 1,427,450 shares of Common Stock remained available for grant thereunder. In addition, as of such date, options to purchase a total of 622,519 shares of Common Stock were outstanding under the Company's 1987 Incentive Stock Option Plan and 1987 Supplemental Stock Option Plan and pursuant to certain option grants made outside of the Company's option plans.

    The Company grants both incentive stock options and nonstatutory stock options to its executive officers under the 1991 Plan. The following tables show, for the twelve months ended December 31, 1996, (the "last fiscal year") certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                     ------------------------------------------------------
                                                     % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                                       NUMBER OF       OPTIONS                               AT ASSUMED ANNUAL RATES OF
                                      SECURITIES     GRANTED TO                               STOCK PRICE APPRECIATION
                                      UNDERLYING    EMPLOYEES IN   EXERCISE OR                   FOR OPTION TERM(3)
                                        OPTIONS        FISCAL      BASE PRICE   EXPIRATION   --------------------------
NAME                                 GRANTED(#)(1)     YEAR(2)       ($/SH.)       DATE         5%($)         10%($)
-----------------------------------  -------------  -------------  -----------  -----------  ------------  ------------
Michael L. Riordan                        40,000           3.72%    $   32.75     04/23/06   $    823,859  $  2,087,747
John C. Martin                            75,000           6.97%    $   32.75     04/23/06   $  1,544,736  $  3,914,526
Howard S. Jaffe                           65,000           6.04%    $   18.75     07/17/06   $    766,472  $  1,942,322
Mark L. Perry                             20,000           1.86%    $   32.75     04/23/06   $    411,930  $  1,043,874
Michael F. Bigham                              0         --            --           --            --            --

------------------------

(1) The terms of such options, which include both incentive and nonstatutory stock options, are consistent with those of options granted to other employees under the Company's 1991 Plan. The options vest at the rate of 20% per year during the optionee's employment. Subject to certain exceptions, the maximum term of options granted under the 1991 Plan is ten years.

(2) Based on options to purchase 1,076,200 shares of Common Stock granted to employees, including executive officers, for the twelve months ended December 31, 1996.

(3) The potential realizable value is based on the term of the option at the date of the grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                         NUMBER OF
                                                                        SECURITIES
                                                                        UNDERLYING
                                                                        UNEXERCISED       VALUE OF UNEXERCISED
                                                                          OPTIONS         IN-THE-MONEY OPTIONS
                                                                       AT FY-END(#)           AT FY-END($)
                                                          VALUE      -----------------  ------------------------
                                     SHARES ACQUIRED    REALIZED       EXERCISABLE/           EXERCISABLE/
NAME                                 ON EXERCISE(#)      ($)(1)      UNEXERCISABLE(2)       UNEXERCISABLE(3)
-----------------------------------  ---------------  -------------  -----------------  ------------------------
Michael L. Riordan                         67,000      $ 1,402,750     321,981/217,994  $   5,330,563/$2,936,357
John C. Martin                              1,500      $    35,625     233,491/214,998  $   3,547,955/$1,588,567
Howard S. Jaffe                            35,000      $ 1,198,125      82,292/144,200  $   1,151,624/$1,389,950
Mark L. Perry                              --              --            35,000/80,000  $     627,000/$1,023,000
Michael F. Bigham                          32,500      $   855,170            65,390/0  $              946,807/0

------------------------

(1) Represents the fair market value of the Company's Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price, and does not necessarily indicate that the shares were sold by the optionee.

(2) Includes both in-the-money and out-of-the-money options.

(3) Fair market value of the Company's Common Stock at December 31, 1996 ($25.00, based on the closing sales price reported on the Nasdaq National Market), less the exercise price.

                        COMPENSATION COMMITTEE REPORT(1)

    During the twelve months ended December 31, 1996, the Compensation Committee of the Board of Directors (the "Committee") consisted of James M. Denny, Gordon
E. Moore and Donald H. Rumsfeld (Chairman). None of the Committee members is an officer or an employee of the Company. The Committee is responsible for making recommendations and taking actions concerning salaries and incentive compensation of officers and employees of the Company, including the award of stock options under the Company's stock option plans. In particular, the Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer and other executive officers on an annual basis. The Chief Executive Officer is not present during the discussion of his compensation.

    The Company's executive compensation philosophy is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. In addition, long-term equity compensation is awarded to align the interests of management and stockholders. The Company provides executive officers (and key employees) of the Company with a substantial economic interest in the long-term appreciation of the Company's Common Stock through the grant of stock options, subject to vesting restrictions.

    Compensation for each of the Company's executive officers generally consists of three elements: a cash salary, a cash bonus and stock option grants with exercise prices set at fair market value at the time of grant. Base salaries and cash bonuses are determined annually, based on the achievement of corporate and individual goals set by the Board and the Company's Chief Executive Officer, as well as the financial condition and prospects for the Company. Long-term equity incentives are granted to executive officers from time to time on a discretionary basis. Total compensation paid by the Company to its executive officers is designed to be competitive with compensation packages paid to the management of comparable companies in the biopharmaceutical industry. As in previous years, in making its compensation decisions the Committee took into consideration executive compensation information from other biopharmaceutical companies, including industry surveys, publicly available information and reports from compensation consulting firms. The information reviewed by the Committee is not necessarily from the same group of companies that are included in the market indices in the graph included under "Performance Measurement Comparison" in this Proxy Statement.

    Many traditional measures of corporate performance, such as earnings per share or sales growth, are less important in reviewing performance of executives in the biopharmaceutical industry, as compared to more established industries. Because of the Company's current stage of development, the Committee emphasizes other indications of performance, such as the progress of the Company's research and development programs and corporate development activities, as well as the Company's success in securing capital sufficient to enable the Company to complete product development and achieve product revenues. These qualitative factors necessarily involve a subjective assessment by the Committee of corporate performance. Moreover, the Committee does not base its considerations on any single performance factor, nor does it specifically assign relative weight to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix.

    Compensation for the Company's executive officers was most recently established by the Committee in April 1996, and reflected the performance of the Company and its executive officers for the period from April 1, 1995 through March 31, 1996. During this period, the Company made significant progress in several areas, and met or exceeded most of its performance goals and timing milestones. Among the significant events that occurred during this period were the following: the Company filed for marketing

------------------------

(1) This Report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

approval of VISTIDE-Registered Trademark- (cidofovir injection) for the treatment of cytomegalovirus retinitis in the United States and the European Union; the Company established its commercial infrastructure for the launch of VISTIDE; the Company's other product candidates for the treatment of diseases caused by human immunodeficiency virus, herpes simplex virus, human papillomavirus and hepatitis B virus all progressed in human clinical trials; progress was made in research and preclinical development of potential antiviral, cardiovascular and cancer therapeutics; the Company completed two significant public offerings, raising an aggregate of $257 million in gross proceeds; and the Company and Glaxo Wellcome Inc. entered into a five-year extension of their code blocker collaboration. The Committee believes that the continued commitment and leadership of the Company's executive officers were important factors in the Company's achievements during this period.

    The Committee met in April 1996 to determine cash bonuses, stock option grants and base salary levels for the next year. Determinations of the amount of cash bonuses and stock option grants were based primarily on the Company's achievements described above, the Committee's determination of each officer's contributions to those achievements and the Committee's expectations regarding future performance. At the time the Committee met in April 1996, Michael L. Riordan resigned as President and Chief Executive Officer, but continued as Chairman of the Board and an executive officer of the Company, and John C. Martin was promoted from Chief Operating Officer to President and Chief Executive Officer. In light of this management transition, recognizing the many contributions made to the Company by Dr. Riordan as well the increasing role assumed by Dr. Martin, the Committee made the following compensation determinations: (i) for Dr. Riordan, his base salary was set at $275,000 (a 4.0% decrease from his previous salary), his cash bonus was $200,000 and his stock option grant was 40,000 shares; (ii) for Dr. Martin, his base salary was set at $310,000 (a 12.7% increase from his previous salary), his cash bonus was $110,000 and his stock option grant was 75,000 shares. Similar factors (other than the management transition) accounted for the increase in base salaries, cash bonuses and stock option grants for Mr. Perry and Dr. Jaffe (established in the case of Dr. Jaffe in July 1996 when he became an executive officer). At the time the Committee met in April 1996, Mr. Bigham had notified the Company of his intention to resign; accordingly, his base salary remained the same, he received a $75,000 cash bonus and he did not receive a stock option grant. The Committee is scheduled to meet in July 1997 to determine compensation for the Named Executive Officers for the period July 1, 1997 through June 30, 1998.

                                          Donald H. Rumsfeld, Chairman
                                          James M. Denny, Sr.
                                          Gordon E. Moore

                     PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on January 22, 1992 to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq-US") and the Nasdaq Pharmaceutical Index (the "Nasdaq-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq National Market (the "National Market"). The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the National Market. The Company's Common Stock is traded on the National Market and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE THE COMPANY'S INITIAL PUBLIC OFFERING ON JANUARY 22, 1992(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              NASDAQ
               Nasdaq US   Pharmaceutical     Gilead
01/22/1992           100              100        100
06/30/1992            93               73         82
12/31/1992           113               83        128
06/30/1993           117               63        109
12/31/1993           129               74         80
06/30/1994           118               53         57
12/30/1994           127               56         63
06/30/1995           158               70        118
12/29/1995           179              102        213
06/28/1996           203              103        168
12/31/1996           220              102        167

------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the Nasdaq-US and the Nasdaq-Pharmaceutical on January 22, 1992. The cumulative total return on the Company's stock has been computed based on an initial price of $15.00 per share, the price at which the Company's shares were sold in its initial public offering on January 22, 1992.

                              CERTAIN TRANSACTIONS

    In November 1990, the Company entered into a Relocation Loan Agreement with John C. Martin, the Company's President and Chief Executive Officer. The principal amount of the loan is $100,000 with a term of ten years. The loan is non-interest bearing and 100% of the principal amount will be forgiven on a pro rata basis over years six through ten as long as Dr. Martin is still employed by the Company. In the event Dr. Martin ceases to be employed by the Company, the loan becomes interest-bearing and due within ninety days. The loan is secured by a second deed of trust on Dr. Martin's residence. As of December 31, 1996, $80,000 was outstanding.

    In January 1992, the Company entered into a Loan Agreement with Howard S. Jaffe, the Company's Senior Vice President for Drug Development. The principal amount of the loan is $50,000, with a term of five years. The loan is non-interest bearing and 100% of the principal amount will be forgiven on a pro-rata basis over the life of the loan as long as Dr. Jaffe is still employed by the Company. In the event Dr. Jaffe ceases to be employed by the Company, the loan becomes interest-bearing and due within ninety days. The loan is secured by a second deed of trust on Dr. Jaffe's residence. As of December 31, 1996, $10,000 was outstanding.

    In August 1992, the Company entered into a Loan Agreement with Michael F. Bigham, who was then the Company's Executive Vice President and Chief Financial Officer. The principal amount of the loan was $100,000 with a term of ten years. Pursuant to an agreement with the Company, Mr. Bigham resigned his position as an executive officer effective July 1, 1996. The agreement provided accelerated vesting for a portion of the stock options held by Mr. Bigham, such that 32,396 shares of common stock otherwise scheduled to vest through April 1998 pursuant to such options became exercisable as of July 1, 1996. These options originally had a seven year vesting term; the effect of the amendment was to reduce the vesting term to approximately five years. To the extent vested as of July 1, 1996 all options remained exercisable at any time on or before May 1, 1998. In addition, the Company revised the repayment terms of Mr. Bigham's $100,000 loan so that the loan became repayable on the earlier of May 1, 1997 or the date that Mr. Bigham's new employer replaces such loan. The loan was repaid in full in November 1996.

    In October 1994, the Company entered into a Loan Agreement with Mark L. Perry, the Company's Vice President, Chief Financial Officer and General Counsel. The principal amount of the loan is $100,000 with a term of ten years. The loan is non-interest bearing and 50% of the principal amount will be forgiven on a pro rata basis over years six through ten as long as Mr. Perry is still employed by the Company. In the event Mr. Perry ceases to be employed by the Company, the loan becomes interest-bearing and due within sixty days. The loan is secured by a deed of trust on Mr. Perry's residence. As of December 31, 1996, the entire loan amount was outstanding.

    In October 1996 the Company entered into an agreement with Michael L. Riordan, who was then the Chairman of the Board of Directors. The agreement provided that effective October 1, 1996, Dr. Riordan became a part-time employee. Under the terms of the agreement, Dr. Riordan continued to perform the duties of Chairman of the Board for the period October 1, 1996 through December 31, 1996 and reduced his time commitment to the Company with a similar reduction in base salary. Commencing January 1, 1997 and continuing through December 31, 1998 Dr. Riordan will continue as a part-time employee, serving at the Chief Executive Officer's request and direction at times and for periods mutually agreed upon by Dr. Riordan and the Chief Executive Officer. During this period, Dr. Riordan will be paid a salary of $5,000 per month, will receive medical, dental, and other employee benefits offered by the Company to its full-time employees and his outstanding stock options will continue to vest. In addition, Dr. Riordan has agreed not to compete with the Company during this two-year period. From October 31, 1996 through December 31, 1998, Dr. Riordan will continue serving on the Board of Directors, at the discretion of the Board of Directors.

    The Company has entered into indemnity agreements with all of its officers (including the Named Executive Officers) and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [FACSIMILE SIGNATURE]

                                          Mark L. Perry
                                          SECRETARY

April 3, 1997

    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, GILEAD SCIENCES, INC., 333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404.

                                 GILEAD SCIENCES, INC.
                      PROXY SOLICITED BY THE BOARD OF DIRECTORS
                        FOR THE ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON MAY 13, 1997


The undersigned hereby appoints John C. Martin and Mark L. Perry, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gilead Sciences, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gilead Sciences, Inc. to be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California on Tuesday, May 13, 1997 at 10:00 a.m., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                                                       (CONTINUED ON OTHER SIDE)

Please mark your votes as indicated in this example /X/


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

FOR all nominees listed below (except as marked to the contrary below). / /

WITHHOLD AUTHORITY to vote for all nominees listed below. / /

NOMINEES: Etienne F. Davignon, James M. Denny, Sr., John C. Martin, Gordon E. Moore, Michael L. Riordan, Donald H. Rumsfeld, George P. Shultz

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
PROPOSAL 2: To ratify selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

   FOR / /          AGAINST / /               ABSTAIN / /

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Signature(s)                                          Dated               , 1997
             --------------------------------              ---------------